Exhibit 99.11

[LETTERHEAD OF UBS SECURITIES LLC]

The Special Committee of the

Board of Directors

Wheeling-Pittsburgh Corporation

1134 Market Street

Wheeling, WV 26003

Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter dated March 7, 2007 to the Special Committee of the Board of Directors of Wheeling-Pittsburgh Corporation (“Wheeling-Pittsburgh”) attached as Annex B to the Proxy Statement/Prospectus which forms a part of Amendment No. 2 to the Registration Statement on Form S-4 relating to the proposed merger involving Wheeling-Pittsburgh and Esmark Incorporated, and to the references to such opinion under the headings “Summary– Reasons for the Combination,” “Summary–Opinion of Wheeling-Pittsburgh’s Financial Advisor,” “The Combination–Continued Negotiations and Note Facility,” “The Combination–Reasons for the Combination” and “The Combination–Opinion of Wheeling-Pittsburgh’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of such Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS SECURITIES LLC

New York, New York

September 11, 2007